DREYFUS PREMIER FIXED INCOME FUNDS
                               DREYFUS PREMIER CORE BOND FUND

     On August 5, 2004, Dreyfus Premier Fixed Income Funds - Dreyfus Premier Core Bond Fund (the "Fund") purchased, $5 million (100,000 shares at $50 per share) in Schering mandatory Convertible Preferreds - CUSIP # 806605606 (the "Convertible Preferreds"). The Convertible Preferreds were purchased from Goldman Sachs & Co. ("Goldman Sachs"), a member of the underwriting syndicate offering the Convertible Preferreds, from their own account. Mellon Financial Markets, LLC, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. None of the other members received any economic benefit. The following is a list of the syndicate's primary members:

                                    Goldman Sachs & Co.
                                         Citigroup
                                      Bank of America
                                 Credit Suisse First Boston
                                       Morgan Stanley
                                            BNP
                                      Bank of New York
                                            ING
                               Mellon Financial Markets, LLC
                                      Williams Capital

     Accompanying this statement are materials presented to the Board of Trustees of Dreyfus Premier Fixed Income Funds - Dreyfus Premier Core Bond Fund, which ratified the purchase as in compliance with the Fund's Rule 10f-3 Procedures, at the Fund's Board meeting held on February 10, 2005.


                                                DPCB


                                    PROPOSED RESOLUTION


            RESOLVED, that, it is the determination of the Fund's Board at this meeting, including a majority of its members who are non-interested Board members, that the transaction engaged in by the Fund, pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended, has been effected in compliance with the Procedures adopted by the Board with respect to such transactions.



                                         MEMORANDUM


TO:         The Members of the Board of
            Dreyfus Premier Fixed Income Funds
            - Dreyfus Premier Core Bond Fund

FROM: John B. Hammalian
            Secretary

DATE:       January 28, 2005

SUBJECT:    Review of Compliance with Rule 10f-3 Procedures
--------------------------------------------------------------------------------

     The following constitutes the required report regarding a security purchase effected pursuant to procedures as prescribed by Rule 10f-3 under the Investment Company Act of 1940, as amended (the "1940 Act").

     Rule 10f-3 under the 1940 Act exempts certain purchases of securities by a registered investment company that are otherwise prohibited under Section 10(f).

     Section 10(f) prohibits any Dreyfus-sponsored fund from acquiring securities if an affiliated person of the fund, including Mellon or any of its affiliates, concurrently is acting as a principal underwriter in connection with the offering of such securities to others. The foregoing restriction applies even if the purchase is actually made from an unaffiliated underwriter. This provision of the 1940 Act was designed to prevent an underwriter affiliated with a registered investment company from "dumping" otherwise unmarketable securities on the investment company.

     Under certain conditions, however, Rule 10f-3 provides an exemption from the prohibitions of Section 10(f). Rule 10f-3 permits a fund to purchase securities that would otherwise violate Section 10(f) if, among other things:

     1. the securities were registered under the Securities Act of 1933, or were municipal securities, certain Rule 144A securities, or certain foreign offerings;

     2. the securities were purchased prior to the end of the first full business day on which the issue is offered to the public, at a price that is not more than the price paid by each other purchaser of securities in that offering;

3.    the securities were offered pursuant to a firm commitment underwritng;

     4. the commission, spread or profit received or to be received by the principal underwriters is reasonable and fair compared to the commission, spread or profit received by others in connection with the underwriting of similar securities being sold during a comparable period of time;

     5. the issuer of the security has been in continuous operation for not less than three years, or, with respect to municipal securities, the issuer meets certain rating requirements as set forth in the Rule;

     6. the amount of securities of any class of such issue purchased by the investment company, or by two or more investment companies having the same investment adviser, does not exceed 25% of the principal amount of the offering of such class; and

     7. the securities are purchased from a member of the syndicate other than the affiliated underwriter.

     The Portfolio Manager of Dreyfus Premier Core Bond Fund (as of the date of the transaction) provided the information in the report attached hereto to enable the Board to determine that the transaction described therein has been effected in compliance with the Procedures adopted by the Board with respect to such transactions. A copy of the form of Procedures previously adopted by the Board pursuant to Rule 10f-3 is attached for your review.


                                                                     FRM 101-21
                                                                     EXHIBIT B

                           PRE-PURCHASE APPROVAL FORM
                    PURCHASE OF SECURITIES UNDERWRITTEN BY AN
                  AFFILIATE To be used for compliance with Rule
                              10f-3 and/or Rule 23B

Note: Refer to Page 3 of the policy if the investment unit will purchase more than 5% of the overall principal of this issue.

1. Account/Fund Name: Dreyfus Premier Core Bond Fund
2. Anticipated Purchase Date: 08/05/04
3. Total Net Assets of Account/ Fund: $948 million
4. Type and Description of Security to be Purchased: Schering mandatory Convertible Preferred
5. Credit Rating of Security (Rating/ Rating Agency): BBB
6. Name of Underwriting Syndicate Dealer Effecting Transaction: Goldman Sachs & Co.
7. Name of Affiliated Underwriter in Underwriting Syndicate: Mellon Financial Markets, LLC
8. Issue Size: $1.25 billion
9. CUSIP: 806605606
10. Amount Purchased by Account/Fund: $5 million/100,000 shares
11. Percentage of Principal Amount of Offering Purchased by Account/Fund: .40%
12. Amount Purchased as a Percentage of Account/Fund Assets: 1/2 of a percent
13. Purchase Price of Securities (if at par, so state): $50 -
14. Commission/ Spread Received by Principal Underwriters: .90%

REPRESENTATIONS (Must be Confirmed Or Trade Can Not Be Made)

--------------------------------------------------------------------------------
This transaction complies with all applicable provisions of the Policy for Fiduciary Account Purchases Of Securities Underwritten By An Affiliate.

--------------------------------------------------------------------------------

This purchase will not be designated as a "group sale" or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliated entity of Mellon.

The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any Mellon affiliate or any other party, including, without limitation, another party to the transaction.

This purchase is made per a firm commitment.

I have inquired about any commission, spread or profit received or to be received by any Mellon affiliate in connection with this transaction, and, based upon the answers to my inquiries and my knowledge of relevant markets, I believe such commission, spread or profit to be reasonable and fair compared to the commissions, spreads, or profit received by similarly situated persons in connection with comparable transactions between unaffiliated parties.

If these securities are part of an issue registered under the Securities Act of 1933, as amended, that will be offered to the public, or will be purchased pursuant to an eligible foreign or Rule 144 offering, the issuer of the securities will be in continuous operation for not less than three years, including the operations of any predecessors.

The Securities will be purchased prior to the end of the first day of which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering of any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.




/s/ William Howarth         08/05/04          /s/ Stephen Byers     08/05/04
-------------------         --------          -----------------     --------
Portfolio Manager           Date/Time        CIO/Designate          Date/Time



CC:Legal Department representative for Business Line- For Affiliated Mutual Fund Purchases Only









cc: Regina D. Stover, Risk Management (151-0960)
        Michael Rosenberg for Dreyfus Funds Only






                        DREYFUS PREMIER MANAGER FUNDS II


                              RULE 10f-3 PROCEDURES


                  The Board of the above-referenced investment company (the "Fund") has determined that it is in the Fund's best interests for the Fund to be permitted to purchase securities from underwriting or selling syndicates in which a principal underwriter of the securities is an officer, director, member of an advisory board, investment adviser and/or sub-investment adviser (each, an "Adviser"), or employee of the Fund, or is a person of which any such officer, director, member of an advisory board, Adviser, or employee is an affiliated person. (Any such person is referred to herein as an "Affiliated Underwriter.") To provide each Adviser with guidelines to ensure that such purchases comply with the provisions of Rule 10f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), the Fund's Board has approved the following procedures:

(a) Definitions.

(1) The term Domestic Issuer means any issuer other than a foreign government, a national of any foreign country, or a corporation or other organization incorporated or organized under the laws of any foreign country. (2) The term Eligible Foreign Offering means a public offering of securities, conducted under the laws of a country other than the United States, that meets the following conditions:
                  (i) The offering is subject to regulation by a "foreign financial regulatory authority," as defined in Section 2(a)(50) of the 1940 Act, in such country;
                  (ii) The securities are offered at a fixed price to all purchasers in the offering (except for any rights to purchase securities that are required by law to be granted to existing security holders of the issuer);
                  (iii) Financial statements, prepared and audited in accordance with standards required or permitted by the appropriate foreign financial regulatory authority in such country, for the two years prior to the offering, are made available to the public and prospective purchasers in connection with the offering; and
                  (iv) If the issuer is a Domestic Issuer, it meets the following conditions:


                    (A) It has a class  of  securities  registered  pursuant  to
                    Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), or is required to file reports pursuant to Section 15(d) of the 1934 Act; and


                    (B) It has filed all the material required to be filed pursuant to Section 13(a) or 15(d) of the 1934 Act or for a period of at least twelve months immediately preceding the sale of the securities (or for such shorter period that the issuer was required to file such material).


(3) The term Eligible Municipal Securities means "municipal securities," as defined in Section 3(a)(29) of the 1934 Act, that have received an investment grade rating from at least one NRSRO; provided, that if the issuer of the municipal securities, or the entity supplying the revenues or other payments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors, the securities shall have received one of the three highest ratings from an NRSRO.

(4) The term Eligible Rule 144A Offering means an offering of securities that meets the following conditions:

          (i) The securities are offered or sold in transactions exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), Rule 144A thereunder, or Rules 501 to 508 thereunder;

          (ii) The securities are sold to persons that the seller and any person acting on behalf of the seller reasonably believe to include qualified institutional buyers, as defined in Rule 144A(a)(1) under the 1933 Act; and

          (iii) The seller and any person acting on behalf of the seller reasonably believe that the securities are eligible for resale to other qualified institutional buyers pursuant to Rule 144A under the 1933 Act.

(5) The term Government Securities means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States, or any certificate of deposit for any of the foregoing.

(6) The term NRSRO has the same meaning as that set forth in Rule 2a-7(a)(14) under the 1940 Act.

(7) The term Managed Portion means a discrete portion of a portfolio of the Fund for which a Sub-Adviser is responsible for providing investment advice, provided that:

     (i) The Sub-Adviser is not an affiliated person of any Adviser, promoter, or employee of the Fund; and

     (ii) The Sub-Adviser's advisory contract:

                           (A) Prohibits it from consulting with any Sub-Adviser of the Fund that is a principal underwriter or an affiliated person of a principal underwriter concerning the Fund's transactions in securities or other assets; and

                           (B) Limits its responsibility in
                           providing advice to providing advice with respect to such portion.


(8) The term Series means any class or series of the Fund if the Fund issues two or more classes or series of preferred or special stock, each of which is preferred over all other classes or series with respect to assets specifically allocated to that class or series.

(9) The term Sub-Adviser means an investment adviser as defined in Section 2(a)(20)(B) of the 1940 Act.

(b) Treatment of Series and Managed Portion. If applicable, each Series of the Fund and each Managed Portion of the Fund shall be deemed to be a separate Fund for purposes of these Procedures.


(c) Conditions. On each occasion that the Fund considers purchasing securities from an underwriting or selling syndicate, the matter will be referred to the President of the relevant Adviser or another officer designated by such Adviser (the "Designated Officer") who shall determine whether an
     Affiliated Underwriter is involved in the underwriting or selling syndicate. If the Designated Officer determines that an Affiliated
     Underwriter is a manager or member of the underwriting or selling syndicate, the Designated Officer shall determine that the following conditions are met:


(1) Type of Security. The securities to be purchased are:

                  (i) Part of an issue registered under the 1933 Act that is being offered to the public;

                  (ii) Government Securities;

                  (iii) Eligible Municipal Securities;

                  (iv) Securities sold in an Eligible Foreign Offering; or

                  (v)  Securities sold in an Eligible Rule 144A Offering.

(2) Timing and Price.

                  (i) The securities are purchased prior to the end of the first day on which any sales are made, at a price that is not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer); and
                  (ii) If the securities are offered for subscription upon exercise of rights, the securities are purchased on or before the fourth day preceding the day on which the rights offering terminates.

(3)  Reasonable Reliance. For purposes of determining compliance with paragraphs
     (c)(1)(v) and (c)(2)(i) of these Procedures, the Designated Officer may reasonably rely upon written statements made by the issuer or a syndicate manager, or by an underwriter or seller of the securities through which the Fund purchases the securities.


(4) Continuous Operation. If the securities to be purchased are part of an issue registered under the 1933 Act that is being offered to the public, are Government Securities, or are purchased pursuant to an Eligible Foreign Offering or an Eligible Rule 144A Offering, the issuer of the securities shall have been in continuous operation for not less than three years, including the operations of any predecessors.


(5) Firm Commitment Underwriting. The securities are offered pursuant to an underwriting or similar agreement under which the underwriters are committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchase any of the securities.

(6) Reasonable Commission. The commission, spread or profit received or to be received by the principal underwriters of the securities is reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities being sold during a comparable period of time. The Fund's Board believes that it would not be in the Fund's best interests to set a particular commission, spread or profit as the maximum amount which the Designated Officer may determine to be reasonable and fair because such determination must be based upon the facts and circumstances of each particular transaction, including market conditions and anticipated market acceptability, the type, rating, yield, offering price and degree of subordination of the securities to be purchased and the size of the underwriting. These and other relevant factors should be considered in light of any determination of the fairness and reasonableness of the terms of the underwriting made by the National Association of Securities Dealers, Inc.

(7) Percentage Limit.

                  (i) Generally. If the investment adviser of the Fund is, or is an affiliated person of, a principal underwriter of the security, the amount of securities of any class of such issue to be purchased by the Fund, aggregated with purchases by any other investment company having the same investment adviser as the Fund and by any other account with respect to which the Fund's investment adviser has investment discretion if such investment discretion was exercised with respect to the purchase, shall not exceed:

               (A) If purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or

               (B) If purchased in an Eligible Rule 144A Offering, 25% of the total of:


               (x) The principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Rule 144A(a)(1) under the 1933 Act; plus

               (y) The principal amount of the offering of such class in any concurrent public offering.

               (ii) Separate  aggregation.  The  percentage  limit  set forth in paragraph (c)(7)(i) of these Procedures shall apply independently with respect to each investment adviser of the Fund that is, or is an affiliated person of, a principal underwriter of the security.

(8) Prohibition of Certain Affiliate Transactions. No purchase of securities under these Procedures shall be made directly or indirectly from an Affiliated Underwriter. A purchase from a syndicate manager shall not be deemed to be a purchase from an Affiliated Underwriter if:

               (i) Such Affiliated Underwriter does not benefit directly or indirectly from the transaction; or

               (ii) In respect to the purchase of Eligible Municipal Securities, such purchase is not designated as a group sale or otherwise allocated to the Affiliated Underwriter's account.


(d) Periodic Reporting. All transactions effected pursuant to these Procedures shall be reported on the Fund's Form N-SAR filed with the Securities and Exchange Commission. The Fund shall maintain a written record of each such transaction, setting forth from whom the securities were acquired, the identity of the underwriting syndicate's members, the terms of the transaction, and the information or materials which the Board considered in reviewing the transactions shall be attached thereto.

(e) Board Review. All purchases of securities by the Fund from an underwriting syndicate of which an Affiliated Underwriter is a manager or member will be conducted in accordance with these Procedures and reviewed by the Fund's Board, including a majority of the "non-interested" Board members, no less frequently than quarterly to determine that purchases during the preceding quarter were consistent with the above-stated procedures.


(f) Maintenance of Records. The Fund will maintain and preserve written records in accordance with the provisions of Rule 10f-3(c)(12), which records will contain a copy of these Procedures, as they may be modified from time to time, and a description of each transaction involving a purchase of securities from an underwriting syndicate of which an Affiliated Underwriter is a manager or member, setting forth from whom the securities were acquired, the identity of the underwriting syndicate's members, the terms of the transaction, and the information or materials which the Fund's Board considered in reviewing the transactions.

Revised as of:  October 14, 2003